Exhibit 10.1

April __, 2016

[Purchaser]

[Address]

[Address]

Dear [Purchaser]:

Reference is made to the shares of Guided Therapeutics, Inc. (the “Company”) Series C Convertible Preferred Stock (“Series C Preferred Stock”) that you purchased pursuant to the Securities Purchase Agreement, dated as of June 29, 2015 and subsequently amended, by and among the Company, you, and the other purchasers identified therein.

By signing this letter agreement you agree to the following:

1.                  You shall surrender each outstanding share of Series C Stock that you currently hold in exchange for 2.25 shares of the Company’s Series C1 Preferred Stock (“Series C1 Preferred Stock”). The preferences, rights, and limitations of the Series C1 Preferred Stock shall be as set forth in the attached form of Certificate of Designation of Preferences, Rights and Limitations of Series C1 Convertible Preferred Stock (the “Designations”).

2.                  As additional consideration for your shares of Series C Preferred Stock, the Company will issue to you 9,600 shares of the Company’s common stock for each share of Series C Preferred Stock surrendered (the “Additional Shares” and, with the shares of Series C1 Preferred Stock you receive in the exchange, the “Consideration”). You may not sell, offer to sell, contract to sell, pledge or hypothecate any Additional Shares for the six months after issuance of the Additional Shares.

3.                  In the event the Company conducts a financing involving the issuance of debt or equity securities (“New Securities”) resulting in aggregate cash proceeds to the Company of at least $1.0 million (excluding conversion, exchange or cancellation of any existing Company securities or indebtedness in such financing, and excluding any amounts invested by Aquarius Opportunity Fund or its affiliates in such financing), and the initial closing of such financing (the “Closing Date”) occurs on or before December 31, 2016 (the first such financing to occur after the date hereof, the “Qualified Financing,” and the lowest price per security at which New Securities are sold to investors in the Qualified Financing, the “Financing Price”), then you shall surrender all of your shares of Series C1 Preferred Stock in exchange for New Securities, in accordance with the following formula:

NS = (SV + AF) ÷ FP

Where:

“NS” means the number of New Securities to be issued;

[Investor]

April __, 2016

“SV” means the aggregate Stated Value of your shares of Series C1 Preferred Stock (as defined in the Designations);

“AF” means the aggregate amount of any fees or liquidated damages then due and owing in respect of your shares of Series C1 Preferred Stock; and

“FP” means the Financing Price.

To the extent that the surrender and exchange would result in the issuance of a fractional share of New Securities, the Company may, at its election: (i) issue such fractional share of New Securities, (ii) round the number of New Securities to be issued up to the nearest whole number, or (iii) pay cash in lieu of such fractional New Securities, based on its stated value.

Notwithstanding the foregoing, you shall have no obligation to surrender your shares of Series C1 Preferred Stock unless all other then-outstanding shares of Series C1 Preferred Stock and all then-outstanding shares of Series C Preferred Stock are similarly surrendered and exchanged for New Securities on the same terms.

As a holder of New Securities, you will be provided with rights not less favorable than those provided to other investors that purchase an equivalent number of New Securities in the Qualified Financing.

4.                  Unless you invest at least $50,000 in cash in the Qualified Financing, you may not sell, offer to sell, contract to sell, pledge or hypothecate any Company securities during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date. The Company will ensure you have the opportunity to invest at least the foregoing amount in the Qualified Financing.

5.                  Upon receipt of the Consideration, you relinquish all rights, title and interest you have in the surrendered shares of Series C Preferred Stock (including any claims you may have against the Company related thereto) and assign the same to the Company.

6.                  You represent and warrant that (a) you have the full power and authority to exchange your shares of Series C Preferred Stock for the Consideration; (b) your shares of Series C Preferred Stock are free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and not subject to any adverse claims; (c) you are an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, you can bear the economic risk of an investment in the Consideration, and you have such knowledge and experience in financial and business matters and your are capable of evaluating the merits and risks of investment in the Consideration; (d) you have had the opportunity to review the Company’s current business prospects, financial condition and operating history as set forth in the Company’s filings with the Securities and Exchange Commission; and (e) you have had the opportunity to ask questions and receive answers from the Company regarding all the information you consider necessary or appropriate for deciding whether to invest in the Consideration.

[Investor]

April __, 2016

7.                  You acknowledge that the issuance of the Consideration will not be registered under the Securities Act of 1933, as amended, that the Consideration is being offered and sold to you in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of, your representations, warranties, agreements, acknowledgments and understandings set forth in this letter agreement, in order to determine the availability of such exemptions and your eligibility to acquire the Consideration. You further acknowledge that the Consideration may not be offered for sale, sold, transferred or assigned (a) in the absence of (i) an effective registration statement for the Consideration under the Securities Act of 1933, as amended, or (ii) an opinion of counsel to the holder (if requested by the Company), in a form reasonably acceptable to the Company, that registration is not required under said act or (b) unless sold or eligible to be sold pursuant to Rule 144 or Rule 144A under said act. Notwithstanding the foregoing, the Company acknowledges that the Consideration may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Consideration.

8.                  Upon request, you shall execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the foregoing.

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[Investor]

April __, 2016

If this letter agreement correctly reflects the terms agreed by you and the Company, please sign a copy of this letter agreement in the space provided below and return it to the Company.

Very truly yours,

GUIDED THERAPEUTICS, INC.

By: /s/ Gene Cartwright
Name: Gene Cartwright
Title: CEO

Agreed to as of April __, 2016:

[PURCHASER]

By:   ______________________
Name:
Title: